EXHIBIT 5(a)

                           RREEF SECURITIES FUND, INC.


                          INVESTMENT ADVISORY AGREEMENT


                                                                  March 17, 1995


RREEF Real Estate Securities
  Advisers, L.P.
650 California Street
San Francisco, California  94108

Dear Sirs:

         We herewith confirm our agreement with you as follows:

         1. We desire to employ you to invest and reinvest the capital of RREEF Securities Fund, Inc. (the "Company") in securities of the type and in accordance with the limitations specified from time to time in the registration statement under the Securities Act of 1933 and the Investment Company Act of 1940 (the "1940 Act"), of which we enclose a copy. You shall for all purposes herein be deemed an independent contractor, and shall, unless otherwise expressly provided for or authorized, have no authority to act or represent us.

         2. In this connection it is understood that you will from time to time employ or associate with yourselves such person or persons as you may believe to be particularly fitted to assist you in the execution of this Agreement, it being understood that the compensation of such person or persons shall be paid by you and that no obligation may be incurred on our behalf in any such respect. This does not apply to such individuals as we may in due course elect as officers of our corporation, except that no officer, director, stockholder, partner or employee of your firm or of your firm's general partner shall receive compensation from us for acting as director, officer or employee of our corporation, and you agree to pay the compensation of all such persons. We understand that, during the continuance of this agreement, officers of your firm will, if elected, serve as directors of our corporation and as its principal officers.

         3. You are to have complete and exclusive authority to develop and handle for us any business of the type above mentioned which you may consider advantageous for us, subject to the direction and control of our officers and directors. You will furnish us with such statistical information with respect to the securities which we may hold or contemplate purchasing as we may request. We wish to be kept in touch with important developments affecting our Company and shall expect you on your own initiative to furnish us from time to time with such information as you may believe appropriate for this purpose, whether concerning the individual companies whose securities are included




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in our  portfolio  or the  industries  in which they are engaged.  We shall also expect you of your own motion to advise us whenever in your opinion conditions are such as to make it desirable that a specific security be eliminated from our portfolio.

         4. We shall expect of you your best judgment in rendering these services to us, and we agree as an inducement to your undertaking the same that you shall not be liable hereunder for any mistake of judgment or in any other event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to us or to our security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

         5. In consideration of such services, we shall pay you a monthly fee as of the last day of each month in each year based upon the average daily value of net assets during a month for which the monthly fee is calculated, for the respective Funds set forth in one or more written addenda to this Agreement executed by both parties. Provided, however, that such fee for any period which shall not be a full monthly period shall be prorated according to the proportion which such period bears to the full month and no payment of any fee shall be made before the commencement of the public offering of any common stock. For this purpose, the value of our net assets shall be computed in the same manner as the value of such net assets are computed in connection with the determination of the net asset value of our shares.

         6. Except as otherwise provided below in this paragraph, you will attend to, or arrange for the performance, at your expense, of such clerical and accounting work related to the investment and reinvestment of our capital for us as we may specify, and shall provide office space, facilities and business equipment therefor. We shall, however, bear all costs and expenses of or attendant  upon: (i)  preparation  of our federal,  state and local tax returns;
(ii) preparation and filing of reports and documents we must file with the Securities and Exchange Commission; (iii) calculation of net asset value; (iv) determination of the status and payment of dividends; (v) reconciling and reviewing output of our custodian bank, determining the adequacy of various accruals, approving our expenses, authorizing our bank to receive and disburse money and securities and verifications related thereto, and interfacing with our auditors; (vi) verification of our security ledger and preparation and maintenance of other corporate books and records; (vii) brokerage commissions and other transaction expenses; (viii) stockholders' and Directors' meetings;
(ix) corporate reports and proxy materials, including their preparation, printing and distribution (but not including the expense of printing and mailing prospectuses and sales materials used for promotional purposes); (x) fees of Directors not affiliated with you or any other firm acting as an investment adviser to us; (xi) taxes and interest expenses; (xii) reports to government authorities including all expenses and costs relating to such reports and to state securities law compliance; (xiii) custodian and transfer agent fees; (xiv) association membership dues; (xv) premiums on all insurance and bonds maintained for us or on our behalf; (xvi) retention of the transfer agent and registrar for our shares and the disbursing agent for our stockholders, including costs and


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expenses  attendant  upon  shareholder  servicing,   purchase,   repurchase  and
redemption of our shares; (xvii) our counsel; and (xviii) our independent auditors. We may arrange for you or for another party or parties to provide some or all of the services relating to items (i) to (xvii)above, and any other services not directly relating to investment and reinvestment of our capital, upon such terms and conditions, including compensation, as we may agree and subject to the approval and review of our Board of Directors.

         7. You are authorized to place purchase and sale orders for our portfolio transactions with brokers and/or dealers subject to the supervision of the Board of Directors and in accordance with the limitations set forth in the Registration Statement for our shares then in effect.

         8. You may act as investment adviser for any other person, firm or corporation. We recognize that you have given us the right to use the name "RREEF" and "RREEF Real Estate Securities" in our corporate title, which were names previously established by you and your affiliates. If for any reason you no longer act as our investment adviser, we shall remove the name "RREEF" from our corporate title upon demand made by you.

         9. All of our expenses shall be paid by us except for those you specifically agree to assume under this Agreement. If the total expenses payable by us for any fiscal year (inclusive of all fees payable under this agreement but exclusive of interest, taxes, brokerage fees and payments under any Rule 12b-1 distribution plan) shall exceed the most restrictive applicable expense limitation, if any, prescribed by any statute or regulatory authority of any jurisdiction in which our shares are qualified for offer and sale, you will pay or refund to us the amount by which such expenses exceed the amount so computed.

         10. This Agreement shall become effective for an initial period through February 28, 1997, and shall continue in full force and effect continuously thereafter, if its continuance is approved at least annually as required by the 1940 Act. The effective date of this Agreement shall be the later of (i) the effective date of the initial registration statement covering the offer and sale of our shares under the Securities Act of 1933, or (ii) the date this Agreement has been approved as required by the 1940 Act. This Agreement may be terminated at any time, without the payment of any penalty, by our Board of Directors or by vote of a majority of our outstanding voting securities (as defined in the 1940
Act) on 60 days' written notice to you, or by you on 60 days' written notice to us, and it shall be automatically terminated in the event of its assignment (as defined in said Act).

         11. As of the date of this Agreement, the Company has only one series of shares (the "RREEF Real Estate Securities Fund") and this Agreement shall apply to that series. This Agreement shall apply to and be effective as to any series hereafter created by the Board of Directors for which this Agreement has been approved in the manner required by the 1940 Act, provided that there is a written addendum to this Agreement executed by both parties which identifies such series as a Fund to be managed pursuant to this Agreement, specifies the fees payable to the Adviser with respect to such series




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(which may be different than the fee paid with respect to any other series), and states the initial effective and termination dates of this Agreement with respect to each series.

         If the foregoing is in accordance with your understanding, will you so kindly indicate by signing and returning to us the enclosed copy hereof.

                                            Very truly yours,

                                            RREEF SECURITIES FUND, INC.


                                            By:  /s/ Kim G. Redding


                                            Its:      President
Accepted as of the day
and year first above written.


RREEF REAL ESTATE SECURITIES ADVISERS, L.P.

By:  RREEF REAL ESTATE SECURITIES, INC., General Partner



By: /s/ Kim G. Redding


Its: President

                    ADDENDUM TO INVESTMENT ADVISORY AGREEMENT
                          DATED MARCH 17, 1995 BETWEEN
                   RREEF REAL ESTATE SECURITIES ADVISERS, L.P.
                         AND RREEF SECURITIES FUND, INC.



         RREEF Real Estate Securities Advisers, L.P. (the "Adviser") shall be the investment adviser for the series of RREEF Securities Fund, Inc. (the "Company") designated RREEF Real Estate Securities Fund (the "Fund") pursuant to the Investment Advisory Agreement between the Adviser and the Company dated March 17, 1995 with an initial effective date of July 27, 1995 and an initial term ending February 28, 1997 unless sooner terminated as provided in the Agreement. The compensation payable out of the assets of the Fund pursuant to
Section 5 of the Agreement shall be at the following monthly rates:


                                                     VALUE OF AVERAGE
                                                     DAILY NET ASSETS


1/12 of  .75% of .......................       First $100 Million
1/12 of  .65% of .......................       Amounts In Excess of $100 Million


                  RREEF SECURITIES FUND, INC.


                  By: /s/ Kim G. Redding


                  Its: President

                  RREEF REAL ESTATE SECURITIES ADVISERS, L.P.

                  By:  RREEF REAL ESTATE SECURITIES, INC., General Partner


                  By: /s/ Kim G. Redding


                  Its: President